UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.    )

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THE PHOENIX COMPANIES, INC.
(Name of the Registrant as Specified In Its Charter)

OLIVER PRESS PARTNERS, LLC
OLIVER PRESS INVESTORS, LLC
AUGUSTUS K. OLIVER
CLIFFORD PRESS
DAVENPORT PARTNERS, L.P.
JE PARTNERS, L.P.
OLIVER PRESS MASTER FUND, L.P.
JOHN CLINTON
CARL SANTILLO
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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Governance Supplement for ISS
The Phoenix Companies, Inc.

April 7, 2008

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OPP | OLIVER PRESS PARTNERS, LLC

Oliver Press Partners, LLC

The preceding Investor Presentation outlines what we believe are serious long-term performance deficiencies at Phoenix. In this Supplement, we analyze the corporate governance practices at
Phoenix that we believe have enabled this to occur.

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OPP OLIVER PRESS PARTNERS, LLC

Independent Functioning of the Board
Appears to be Compromised

The position of Board Chairman and company Chief Executive Officer are combined

No explanation provided for the decision to combine these positions.

The Board has engaged management’s Compensation Consultant

From 2007 Proxy

“Management, the Compensation Committee, and the Board each have direct access to independent compensation consultants for advice on executive compensation matters. In 2006, the Compensation Committee completed its most recent review of our policies with respect to how we use consultants. This review confirmed the appropriateness of our current practice, which is for management to engage a different consulting firm than the Compensation Committee and the Board with respect to executive compensation matters. In 2006, management’s consultant was Semler Brossy
Consulting Group, LLC, and the consultant for the Compensation Committee and the Board was F.W. Cook & Co., Inc.”

From 2008 Proxy

“In January 2008, management and the Compensation Committee reviewed our use of consultants, the services provided by each and their respective fees. As a result of this review, the Compensation Committee determined that using one consultant for all executive compensation matters would eliminate redundancies with respect to services and fees that exist when two consultants are retained. The Compensation Committee also determined that Semler Brossy would be retained as the sole executive compensation consultant, reporting directly to the Compensation Committee.”

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“Pay for Performance Disconnect”

Incentive Compensation Targets:

Threshold

Target

Maximum

2006 Annual Incentive ROE Goals

5.2%

5.6%

6.2%

Incentive Pool Funding

50%

100%

200%

The Company claims that “Compensation aligns with shareholder interests. In 2003, the Board established a pay-for-performance policy.”

How the ROE “pay-for-performance” policy operated in 2006:

What actually happened?

“For 2006, the Company’s actual ROE was 3.92% compared to the plan target of 5.6%. Because the Company’s ROE performance was below threshold, the 2006 annual incentive pool was not funded, and the Compensation Committee, as permitted under the plan, approved the funding of a pool equal to 25% of the aggregate target incentive awards” (Phoenix 2007 Proxy)

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“Pay for Performance Disconnect”

Incentive Compensation Targets:

Threshold

Target

Maximum

2007 Annual Incentive ROE Goals

4.9%

5.3%

5.5%

Incentive Pool Funding

50%

100%

250%

How the ROE “pay-for-performance” policy operated in 2007:

Plan design for 2007 was adjusted so that management would receive 250% payout at 5.5%, below even the Target level of 5.6% for
2006. The Maximum payout level was increased to 250%, and the trigger set just 20bp above the Target.

“Actual Financial Result” for 2007, calculated according to Plan methodology, was 5.6%, actual pool funding was 200%.  Although management missed the payout targets in 2006, as a result of changes to the plan for 2007 it appears that for these two years during which ROE was 3.9% and 5.6%, participants received aggregate bonuses equal to more than a 100% bonus annually.

We believe this manner of compensation does not meet the standard of being “rigorously tied to ROE benchmarks” as the Company claims in its soliciting material.

What actually happened?

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Phoenix’s Severance and Change in Control Provisions

Phoenix’s 2008 Proxy discloses contracts for the Chair/CEO that, in the event of  a Change in Control, would have provided CIC payments that are a multiple of 28.4X her cash compensation in 2006 and 9.4x her cash compensation in 2007

Additional years of service not worked, and performance based equity awards, are all included in the plan formula

Payout includes Section 280G Gross-Up for Excess Parachute Payments of $7.2 million, a multiple of 7.6x base pay as shown in Phoenix’s 2008 Proxy

The CIC payments for the Chair/CEO exhibit significant internal pay disparity, amounting to 4.2x the next highest Named Executive Officer and 6.7x the average of the CIC payouts of the other four Named Executive
Officers

The Chair/CEO has been provided with a “single-trigger” contract, with the following explanation provided:

“Generally, our change-in-control agreements for our NEOs are “double trigger”, meaning that the additional benefits set forth in the agreements will not be paid upon a change-in-control unless the NEO’s employment is terminated involuntarily (other than for cause) or for good reason within a specified period following the transaction. We chose this approach because we believe that executives are materially harmed only if a change-in-
control results in reduced responsibilities, reduced compensation opportunity or loss of employment. If we did not require termination of employment to trigger benefits, a change-in-control could result in significant payments even if the executive’s position, responsibilities, and compensation were unaffected. Mrs. Young’s agreement allows her to terminate for any reason within 30 days of the first anniversary of a change-in-control, which provides her with an incentive to stay with the Company and assist during a transition, should the acquiring company desire.”
Emphasis added

Unfunded Supplemental Employee Retirement Plan Amount
as a Percentage of Equity Market Capitalization

12%
6%
0%
4.1%
10.4%
12/31/2001
12/31/2007

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Phoenix Responses to the Issues Raised by Oliver Press

The Company defends its supplemental pension plan (SERP) as “standard”, despite the fact that it has grown to $141 million, remains unfunded, and has a change in control “trigger” that requires immediate funding upon a change in control of the Company.

The Company says Oliver Press has provided a “misleading characterization” of its CEO compensation contracts. Yet if the company underwent a Change in Control at the market price on March 31, 2008, on just these two items (SERP and CEO contracts) an acquirer would be obligated to fund an additional amount, over and above the equity purchase price, of $179 million - equal to an additional
12.8% of the equity purchase price, not including amounts that are attributable to other senior employees’ payouts.

This appears to us to be an unreasonable burden for shareholders to bear and demonstrates what we believe is poor planning of CIC provisions

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Prior reaction to Chair/CEO compensation at Phoenix

This Board should already have been aware of reactions to generous Chair/CEO compensation arrangements.
Below is a selection of news media commentary that greeted the disclosure of the Company’s contracts for the previous Chair/CEO:

JUST WHAT CAN JUSTIFY FIONDELLA'S BIG PAYDAY?

We're crushed, Bob. We thought you were doing it all for us. But now it turns out his community work is part of his explanation for why he accepted a whopping, outrageous early retirement package worth $20 million from The Phoenix Cos. Inc. He's not embarrassed, he told a Courant reporter
Monday, to take the package of cash and stock -- on top of a $1 million annual pension plus 262,500 stock options. "I feel I've delivered to this company, to the employees and to this community," said Fiondella, 60. - Hartford Courant 10/2/2002

Last year, as salaries were frozen for employees, including executives, Fiondella got a $20 million retirement package and a $1 million-a-year pension.
Phoenix also paid for a $33.5 million sendoff for several other high-ranking executives. - Hartford Courant 1/4/2003

For a business that sells "wealth management" to clients, The Phoenix Companies Inc. has yet to create wealth for its own shareholders. The historic
Hartford insurer has lost a net $449 million in two years. The company's shares have lost more than half their original value since the June 2001 conversion to a stock company. Ratings have slid, and 5 percent of employees are getting the ax. Workforce morale has been pummeled by the layoffs and last year's pay freeze while the company gave retiring chief executive Robert W. Fiondella a $20 million send-off and $33.5 million in golden handshakes to other retiring executives. Phoenix, which sells life insurance and annuities and manages assets of the affluent, has revved up a turnaround plan. But some analysts and employees question the prospects for success and how long the company will remain independent. – Hartford
Courant 3/2/2003

Current directors Sal Alfiero and John Haire were members of the Compensation Committee of the 2002 Board.
Despite the heightened attention to compensation over the last five years, the incumbent Board does not appear to exhibit any intention of changing its past approach.

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OPP | OLIVER PRESS PARTNERS, LLC

Summary: “The Status Quo” – Can it Hurt?

The case for direct shareholder intervention at Phoenix

There are many well run and successful life companies in America. Their shareholders are well served by their managements and Boards. However, we believe that Phoenix’s performance calls for a different approach. A majority of the current Board have been in place since the IPO in 2001. They have had seven years to address the high expense ratio and low ROE. From the time of the IPO until we announced our nominees, the share price had declined by 41% and the loss of shareholder value was $746 million.

In its seven years as a public company, the longest period that Phoenix has been able to sustain without a ratings downgrade is 19 months from August 2003 to April 2005. But after every pause, the pattern has continued, with the most recent downgrade in March 2007 from S&P. Under the stewardship of this Board, the ratings are now three levels below the minimum acceptable level that they established for themselves at the time of the IPO.

We believe shareholders are entitled to ask whether it is responsible to continue to operate the
Company on this basis. We have nominated three qualified candidates to provide shareholders with an alternative to the three incumbent directors who have served on the Compensation Committee.